Exhibit 10.13

PLAYTIKA HOLDING CORP.

2021-2024 RETENTION PLAN

APPRECIATION UNIT AWARD AGREEMENT

This Appreciation Unit Award Agreement (the “Agreement”), dated as of ______ __, ____ (the “Grant Date”), is made by and between Playtika Holding Corp. (the “Company”) and ____________ (“you” or the “Participant”). This Agreement is made under the terms of the Playtika Holding Corp. 2021-2024 Retention Plan (as may be amended from time to time, the “Plan”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

1. Grant of Appreciation Units. The Company hereby grants to you an Award of ________ Appreciation Units (the “Award”), subject to the terms and conditions of the Plan and this Agreement. Each Appreciation Unit, to the extent such Appreciation Unit is not forfeited, as provided under this Agreement and the Plan, shall confer upon you the right to receive payment of a portion of each Appreciation Pool and/or the Change in Control Appreciation Pool, in accordance with the terms and conditions of this Agreement and the Plan. You acknowledge that a summary of the material terms of the Plan has been made available to you.

2. Terms and Conditions of Appreciation Unit Award.

(a) [Subject to Section 2(a) below, you shall be eligible to receive one or more payments in respect of your Award on the terms and conditions outlined in Sections 5 and 6 of the Plan.] [Subject to Section 2(b) and Section 2(c) below, and notwithstanding anything to the contrary in Sections 5 and 6 of the Plan, with respect to each Vesting Date, you shall receive a payment in respect of your Appreciation Units, in cash, if you have not experienced a Termination of Service prior to such Vesting Date (or, with respect to a Partial Appreciation Payment (as defined below), prior to the applicable Partial Appreciation Payment Date (as defined below)), in an amount per Appreciation Unit determined by dividing (A) the Appreciation Pool for such Vesting Date, by (B) the number of outstanding Appreciation Units eligible to receive a payment in respect of such Vesting Date (including those Appreciation Units held by terminated Participants who, pursuant to the terms of their Award Agreement, remain eligible to receive a payment in respect of such Vesting Date with respect to such Appreciation Units). Such payment shall be made in two installments, with the first installment equal to a reasonable estimate of fifty percent (50%) of the estimated amount payable to you with respect to such Vesting Date based on the Estimated Adjusted EBITDA (as defined below) for such Plan Year (such amount, the “Partial Appreciation Payment”) to be paid in advance within 15 days after June 30 of the calendar year in which such Vesting Date occurs (the date of such payment, the “Partial Appreciation Payment Date”), and the second installment equal to the remaining amount payable to you with respect to such Vesting Date (such amount, the “Remainder Appreciation Payment”) to be paid no later than March 15 following the applicable Vesting Date. The Administrator shall, in good faith, estimate the Adjusted EBITDA for any applicable Plan Year (the “Estimated Adjusted EBITDA”) to calculate the Appreciation Pool for any Plan Year to calculate any Partial Appreciation Payment. In no event shall the Partial Appreciation Payment plus the Remainder Appreciation Payment exceed the amount which would have been paid to you pursuant to Section 5(b)(i) of the Plan with respect to a Vesting Date if you had not received the Partial Appreciation Payment in advance. An example of the calculation and payment in respect of your Appreciation Units is attached hereto as Exhibit A.]1

(b) [Notwithstanding anything to the contrary in Section 6(b) of the Plan, if you have a Termination of Service prior to a Vesting Date as a result of (i) your termination by the Company other than for Cause, death or Disability or (ii) your resignation for Good Reason, you shall retain fifty percent (50%) of your Appreciation Units and the right to receive payments for such Appreciation Units for all Vesting Dates that have not yet occurred prior to the date of such termination, which payments will be made as and when such payments are made to other Appreciation Unit holders, subject to your execution and effectiveness of a general release of claims in a form prescribed by the Administrator (subject to reasonable approval by Parent), which release must become effective by its terms within sixty (60) days following the date of your Termination of Service. The remaining fifty percent (50%) of your Appreciation Units will be forfeited.] [Subject to Section 2(c) below, and notwithstanding anything to the contrary in Sections 5 and 6 of the Plan, if you have a Termination of Service on or after the Effective Date but prior to a Vesting Date as a result of (i) your termination by the Company other than for Cause, (ii) your resignation for Good Reason, or (iii) your death or Disability (each a “Qualifying Termination”), you shall retain all of your Appreciation Units and the right to receive payments for such Appreciation Units for all Vesting Dates that have not yet occurred prior to the date of such termination (but less any amount you have previously been paid for the Vesting Date in the calendar year in which such Termination of Service occurs pursuant to Section 2(a) of this Agreement), which payments will be made as and when such payments would otherwise have been paid to you pursuant to Section 2(a) of this Agreement as if you had not experienced a Termination of Service, subject to your execution and effectiveness of a general release of claims in a form prescribed by the Administrator (subject to reasonable approval by Parent), which release must become effective by its terms within sixty (60) days following the date of your Termination of Service. An example of the calculation and payment in respect of your Appreciation Units is attached hereto as Exhibit A.]

(c) [Notwithstanding anything to the contrary in Sections 5 and 6 of the Plan, in the event of a Change in Control on or after the Effective Date but prior to December 31, 2024, provided you have not experienced a Termination of Service prior to the date of such Change in Control other than a Qualifying Termination, you shall be entitled to receive a payment in respect of your CIC Eligible Appreciation Amount (less any Partial Appreciation Payment you have previously been paid for the Vesting Date in the calendar year in which such Change in Control occurs pursuant to Section 2(a) of this Agreement), which amount shall be paid in cash within thirty (30) days of the closing of such Change in Control. For the avoidance of doubt, to be eligible to receive such payment following such Change in Control, you shall not be required to be employed on the payment date. An example of the calculation and payment in respect of your Appreciation Units is attached hereto as Exhibit A.]2

3. No Tax Advice. None of the Company, the Board or the Administrator has made any commitment or guarantee to you that any federal, state or local tax treatment will (or will not) apply or be available to you, and you are in no manner relying on the Company, the Board,

[1]	NTD: Applicable for certain executives only.
[2]	NTD: Applicable for certain executives only.

the Administrator or their representatives for an assessment of such tax treatment. You acknowledge and agree that you have consulted with any tax consultants that you deem advisable in connection with this Award and that you are not relying on the Company, the Board, Administrator or any of their representatives for tax advice.

4. [Certain Payments by the Company.

(a) Notwithstanding any other provision of any other plan, arrangement or agreement to the contrary, including, without limitation, the Plan, subject only to Section 4(b)(i) below, if it shall be determined that any Payment (as defined below) will be subject to the Excise Tax (as defined below), then you shall be entitled to receive an additional cash payment (the “Gross-Up Payment”) equal to the sum of the Excise Tax payable by you plus an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including without limitation, any federal, state, local or foreign income or employment taxes (and any interest and penalties imposed with respect thereto) on the Gross-Up Payment and the Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed on the Payment itself, you retain an amount of the Gross-Up Payment such that you are in the same after-tax position as if the Excise Tax had not been imposed.

(b) Determinations.

(i) Prior to the occurrence of any Change in Control, the Company’s independent accounting firm retained by the Company (the “Accounting Firm”) shall determine whether or not, a shareholder vote exemption is available under Q&A 6 of Section 280G of the Code. The Accounting Firm will provide written notice to you and the Company of such determination and any such determination by the Accounting Firm shall be binding upon the Company and you. If the determination by the Accounting Firm is that a a shareholder vote exemption is available under Q&A 6 of Section 280G of the Code, the Company shall solicit such approval in a manner that complies with Q&A 7 of Section 280G of the Code, and the remainder of Section 4 of this Agreement shall no longer apply, and you will not be entitled to any Gross-Up Payment. If the determination by the Accounting Firm is that a a shareholder vote exemption is not available under Q&A 6 of Section 280G of the Code, the remainder of Section 4 of this Agreement shall continue to apply, and you shall be entitled to the Gross-Up Payment in accordance with this Section 4. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(ii) Subject to the provisions of Section 4(b)(i) above and Section 4(c) below, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s Accounting Firm. The Accounting Firm shall provide detailed supporting calculations to the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 4(c) below and you are thereafter required by a taxing authority to make a payment of any Excise Tax as the result of an Underpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit.

(c) Claims by Taxing Authority. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or that there has been an Underpayment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after you are informed in writing of such claim. You shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including any attorney’s fees and additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on your behalf and direct you to sue for a refund or to contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs you to sue for a refund, the Company shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for any of your taxable years with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Refunds. If, after the receipt by you of a Gross-Up Payment or payment by the Company of an amount on your behalf pursuant to Section 4(c) above, you become entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, you shall (subject to the Company’s complying with the requirements of Section 4(c) above, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on your behalf pursuant to Section 4(c) above, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Payment of the Gross-Up Payment. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to you within ten (10) days of the receipt of the Accounting Firm’s determination that such a Gross-Up Payment is required; provided that the Gross-Up Payment shall in all events be paid no later than the end of your taxable year next following your taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment is remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 4(c) above that does not result in the remittance of any federal, state, local, and foreign income, excise, social security, and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding.

(f) Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code to or for your benefit, whether paid or payable pursuant to the Plan or otherwise.]3

[3]	NTD: Applicable for certain executives only.

5. Miscellaneous.

(a) Administrator. The Administrator shall make all determinations under the Plan and this Agreement in the Administrator’s sole discretion and all such determinations shall be final and binding on you and on all other persons having or claiming any interest in this Award.

(b) No Right to Continued Service. Nothing in the Plan or this Agreement shall confer upon you any right to continue in the employment or service of the Company or any of its Affiliates, or shall interfere with or restrict in any way the rights of the Company or any of its Subsidiaries or other Affiliates, or shall interfere with or restrict in any way the rights of the Company or any of its Subsidiaries or other Affiliates, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any of its Subsidiaries or other Affiliates.

(c) Successors and Assigns. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors and assigns of the parties hereto.

(d) Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, then the provisions will be deemed reformed to the maximum limitations permitted by applicable law and the parties hereby expressly acknowledge their desire that in such event such action be taken. If for any reason one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any otherwise governing principles of conflicts of law.

(f) Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted (without limitation) by facsimile or e-mail, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

(g) Entire Agreement; Amendments and Waivers. This Agreement, together with the Plan, constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. The Administrator may amend or terminate this Agreement at any time. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(h) Incorporation of Plan. The Plan, as it may hereafter be amended, is incorporated herein by reference and made a part of this Agreement and shall control the rights and obligations of the parties under this Agreement. Without limiting the generality of the foregoing or any other provision hereof, the provisions of the Plan are hereby expressly incorporated into this Agreement as if first set forth herein and applicable to the Appreciation Units subject to this Award. If any conflict arises between the Plan and this Agreement, the terms and conditions of [the Plan] [this Agreement]4 shall prevail.

[Signature Page Follows]

[4]	NTD: Applicable for certain executives only.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PLAYTIKA HOLDING CORP.

By:
Name:
Title:

You hereby accept and agree to be bound by all of the terms and conditions of this Agreement.

PARTICIPANT:
Name:

[Signature Page to Appreciation Unit Award Agreement]